Exhibit 99.1

Concrete Pumping Holdings Reports First Quarter Fiscal Year 2024 Results

- Announces $15 Million Increase to Share Repurchase Plan -

DENVER, CO – March 7, 2024 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the first quarter ended January 31, 2024.

First Quarter Fiscal Year 2024 Summary vs. First Quarter of Fiscal Year 2023 (unless otherwise noted)

●	Revenue increased 4% to $97.7 million compared to $93.6 million.
●	Gross profit decreased 9% to $33.3 million compared to $36.5 million.
●	Income from operations decreased to $1.5 million compared to $9.4 million.
●	Net loss of $3.8 million compared to net income of $6.5 million.
●	Net loss attributable to common shareholders of $4.3 million or $(0.08) per diluted share, compared to net income of $6.0 million or $0.11 per diluted share.
●	Adjusted EBITDA[1] decreased 23% to $19.3 million compared to $25.0 million, with Adjusted EBITDA margin[1] of 19.7% compared to 26.8%.
●	Amounts outstanding under debt agreements was $388.0 million with net debt[1] of $373.3 million. Total available liquidity was $217.0 million as of January 31, 2024, compared to $216.7 million as of October 31, 2023.

Management Commentary

“In our first quarter, continued double-digit growth in our Concrete Waste Management Services and U.K. operations segments was roughly offset by severe winter weather that impacted our U.S. market,” said CPH CEO Bruce Young. “Specifically, heavy rainfall, snow and freezing temperatures in the month of January brought many of our customers' projects to a standstill. In fact, we estimate such weather events lowered the expected volume of our U.S. concrete pumping work by approximately 25% in January, or about $7.0 million. Work has recently returned to more normalized levels in February, and we are working closely with our customers to accommodate accelerated project schedules.

“Looking ahead, we remain optimistic about our prospects for continued growth in 2024, led by increasing infrastructure activity and added light commercial and residential projects. Underlying this expectation of growth will be the benefits we receive from our diversified end markets, the high utilization of our fleet and the mission-critical service we offer.”

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

First Quarter Fiscal Year 2024 Financial Results

Revenue in the first quarter of fiscal year 2024 increased 4% to $97.7 million compared to $93.6 million in the first quarter of fiscal year 2023. The increase was attributable to strong growth from the Company's Concrete Waste Management Services and U.K. operations segments that was partially offset by a decrease in volumes in U.S. Concrete Pumping due to extreme winter weather events in the month of January.

Gross profit in the first quarter of fiscal year 2024 decreased 9% to $33.3 million compared to $36.5 million in the prior year quarter. Gross margin was 34.1% compared to 39.0% in the prior year quarter, primarily related to lower equipment and labor utilization as a result of the extreme winter weather, in addition to inflationary increases in insurance costs.

General and administrative expenses in the first quarter were $31.9 million compared to $27.0 million in the prior year quarter. The increase was primarily due to (1) a non-recurring charge of $3.5 million as a result of a state sales tax dispute as discussed in the Company's annual report on Form 10-K and (2) higher labor, health insurance and rent costs. As a percentage of revenue, G&A costs were 32.7% in the first quarter compared to 28.9% in the prior year quarter.

Net loss in the first quarter of fiscal year 2024 was $3.8 million compared to net income of $6.5 million in the prior year quarter. Net loss attributable to common shareholders in the first quarter of fiscal year 2024 was $4.3 million, or $(0.08) per diluted share, compared to net income attributable to common shareholders of $6.0 million, or $0.11 per diluted share, in the prior year quarter.

Adjusted EBITDA in the first quarter of fiscal year 2024 decreased 23.0% to $19.3 million compared to $25.0 million in the prior year quarter. Adjusted EBITDA margin declined to 19.7% compared to 26.8% in the prior year quarter. Both declines were primarily driven by the aforementioned impacts from extreme weather conditions, as well as inflationary increases related to insurance and increased costs related to labor.

Liquidity

On January 31, 2024, the Company had debt outstanding of $388.0 million, net debt of $373.3 million and total available liquidity of $217.0 million.

Segment Results

U.S. Concrete Pumping. Revenue in the first quarter of fiscal 2024 decreased 0.8% to $66.7 million compared to $67.2 million in the prior year quarter. Severe winter temperatures and freezing rainfall in the month of January stalled many customer projects, driving a revenue decline of approximately $7.0 million from the loss of volume. Net loss in the first quarter of fiscal year 2024 was $6.8 million compared to a net loss of $0.8 million in the prior year quarter. Adjusted EBITDA was $10.7 million in the first quarter of fiscal year 2024 compared to $16.8 million in the prior year quarter, largely driven by the revenue shortfall and downstream impacts on labor utilization.

U.K. Operations. Revenue in the first quarter of fiscal year 2024 increased 21.2% to $15.4 million compared to $12.7 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was up 16% year-over-year. The increase was primarily attributable to pricing improvements. Net income in the first quarter of fiscal year 2024 improved to $0.5 million compared to a net loss of $0.1 million in the prior year quarter. Adjusted EBITDA was $3.2 million in the first quarter of fiscal year 2024, up 32.8% compared to $2.4 million in the prior year quarter due to rate per hour and fuel price improvements.

U.S. Concrete Waste Management Services. Revenue in the first quarter of fiscal year 2024 increased 14.2% to $15.6 million compared to $13.7 million in the prior year quarter. The increase was driven by strong organic growth and pricing improvements, notwithstanding the Q1 growth rate being hampered by unseasonably harsh January winter weather. Net income in the first quarter of fiscal year 2024 was $2.4 million compared to $2.8 million in the prior year quarter. Adjusted EBITDA in the first quarter of fiscal year 2024 was $5.4 million compared to $5.8 million in the prior year quarter due to the downstream winter weather impact on labor utilization.

Fiscal Year 2024 Outlook

Due to the weather impacted year-to-date start in fiscal 2024, the Company has revised its outlook and now expects fiscal year 2024 revenue to range between $460.0 million to $480.0 million and Adjusted EBITDA to range between $122.0 million to $130.0 million. The Company maintains its original outlook for free cash flow2 to be at least $75.0 million.

2 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures less cash paid for interest.

Share Repurchase Program

In March 2024, CPH's board of directors approved a $15.0 million increase to the Company’s share repurchase program. This authorization will expire on March 31, 2025 and is in addition to the repurchase authorization of up to $10.0 million through March 31, 2025, that was previously approved in January 2023.

During the first three months of fiscal year 2024, the Company repurchased 36,094 shares for a total of $0.2 million at an average share price of $6.88 per share. Including the new authorization of $15.0 million under the March 2024 approval, a total of $23.2 million would have been available for purchase under the Company's repurchase program as of January 31, 2024.

"Today's announcement reflects our commitment to driving shareholder value," said Bruce Young. "Our disciplined approach to capital allocation, strong free cash flow and consistent operational execution have allowed us to support the growth of our businesses while delivering expected shareholder returns and creating long-term value."

 Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2024 results.

Date: Thursday, March 7, 2024

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13744279

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1655217&tp_key=582ab88be5 and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 14, 2024.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13744279

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of January 31, 2024, the Company provided concrete pumping services in the U.S. from a footprint of approximately 100 branch locations across approximately 21 states, concrete pumping services in the U.K. from approximately 30 branch locations, and route-based concrete waste management services from 20 operating locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2024 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt and free cash flow, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back transaction expenses, loss on debt extinguishment, stock-based compensation, changes in the fair value of warrant liabilities, other income, net, goodwill and intangibles impairment and other adjustments. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods. Other adjustments include the adjustments for warrant liabilities revaluation, non-recurring expenses and non-cash currency gains/losses.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Condensed Consolidated Balance Sheets
	As of January 31,	As of October 31,
(in thousands, except per share amounts)	2024	2023
Current assets:
Cash and cash equivalents	$14,688	$15,861
Receivables, net of allowance for doubtful accounts of $1,045 and $978, respectively	49,466	62,976
Inventory	6,230	6,732
Prepaid expenses and other current assets	9,244	8,701
Total current assets	79,628	94,270

Property, plant and equipment, net	432,671	427,648
Intangible assets, net	116,779	120,244
Goodwill	222,744	221,517
Right-of-use operating lease assets	28,772	24,815
Other non-current assets	12,489	14,250
Deferred financing costs	1,684	1,781
Total assets	$894,767	$904,525

Current liabilities:
Revolving loan	$13,021	$18,954
Operating lease obligations, current portion	4,903	4,739
Finance lease obligations, current portion	39	125
Accounts payable	5,344	8,906
Accrued payroll and payroll expenses	9,785	14,524
Accrued expenses and other current liabilities	36,663	34,750
Income taxes payable	2,604	1,848
Warrant liability, current portion	-	130
Total current liabilities	72,359	83,976

Long term debt, net of discount for deferred financing costs	372,216	371,868
Operating lease obligations, non-current	24,255	20,458
Finance lease obligations, non-current	15	50
Deferred income taxes	79,432	80,791
Other liabilities, non-current	13,550	14,142
Total liabilities	561,827	571,285

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of January 31, 2024 and October 31, 2023	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 53,870,084 and 54,757,445 issued and outstanding as of January 31, 2024 and October 31, 2023, respectively	6	6
Additional paid-in capital	383,822	383,286
Treasury stock	(16,212)	(15,114)
Accumulated other comprehensive loss	(1,403)	(5,491)
Accumulated deficit	(58,273)	(54,447)
Total stockholders' equity	307,940	308,240

Total liabilities and stockholders' equity	$894,767	$904,525

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended January 31,
(in thousands, except share and per share amounts)	2024	2023

Revenue	$97,711	$93,575
Cost of operations	64,397	57,121
Gross profit	33,314	36,454
Gross margin	34.1%	39.0%

General and administrative expenses	31,858	27,041
Income from operations	1,456	9,413

Interest expense and amortization of deferred financing costs	(6,463)	(6,871)
Change in fair value of warrant liabilities	130	4,556
Other income (expense), net	40	21
Income (loss) before income taxes	(4,837)	7,119

Income tax expense (benefit)	(1,011)	644
Net income (loss)	(3,826)	6,475

Less preferred shares dividends	(440)	(441)

Income (loss) available to common shareholders	$(4,266)	$6,034

Weighted average common shares outstanding
Basic	53,314,654	53,601,707
Diluted	53,314,654	54,457,125

Net income per common share
Basic	$(0.08)	$0.11
Diluted	$(0.08)	$0.11

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
	For the Three Months Ended January 31,
(in thousands, except per share amounts)	2024	2023

Net income (loss)	$(3,826)	$6,475
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	1,281	1,113
Foreign currency adjustments	(736)	(816)
Depreciation	10,202	9,654
Deferred income taxes	(1,825)	129
Amortization of deferred financing costs	445	479
Amortization of intangible assets	3,895	4,795
Stock-based compensation expense	536	1,140
Change in fair value of warrant liabilities	(130)	(4,556)
Net gain on the sale of property, plant and equipment	(305)	(578)
Other operating activities	46	(67)
Net changes in operating assets and liabilities:
Receivables	13,894	10,482
Inventory	616	(957)
Other operating assets	(564)	(7,256)
Accounts payable	(3,865)	(3,997)
Other operating liabilities	635	1,876
Net cash provided by operating activities	20,299	17,916

Cash flows from investing activities:
Purchases of property, plant and equipment	(17,766)	(17,120)
Proceeds from sale of property, plant and equipment	1,282	2,333
Net cash used in investing activities	(16,484)	(14,787)

Cash flows from financing activities:
Proceeds on revolving loan	84,173	83,812
Payments on revolving loan	(90,107)	(84,980)
Purchase of treasury stock	(1,098)	(5,495)
Other financing activities	1,449	(26)
Net cash provided by (used in) financing activities	(5,583)	(6,689)
Effect of foreign currency exchange rate changes on cash	595	127
Net increase (decrease) in cash and cash equivalents	(1,173)	(3,433)
Cash and cash equivalents:
Beginning of period	15,861	7,482
End of period	$14,688	$4,049

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended January 31,		Change
(in thousands)	2024	2023	$	%
U.S. Concrete Pumping	66,683	$67,187	$(504)	-0.8%
U.K. Operations	15,408	12,708	2,700	21.2%
U.S. Concrete Waste Management Services - Third parties	15,620	13,680	1,940	14.2%
U.S. Concrete Waste Management Services - Intersegment	100	92	8	8.7%
Intersegment eliminations	(100)	(92)	(8)	8.7%
Reportable segment revenue	$97,711	$93,575	$4,136	4.4%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income

During the first quarter of fiscal year 2024, the Company moved certain assets and associated revenues and expenses, which was previously categorized in the Company's Other activities, into the U.S. Concrete Pumping segment in order to better align its placement with the manner in which the Company now allocates resources and measures performance. As a result, segment results for prior periods have been reclassified to conform to the current period presentation. In addition, in order to appropriately distribute the use of corporate resources and better align measures with segment performance, beginning in the first quarter of fiscal year 2024, the Company is no longer adding back intercompany allocations to segment Adjusted EBITDA. The Company recast segment results for the quarter ended January 31, 2023 below:

	Three Months Ended January 31, 2023
(in thousands)	U.S. Concrete Pumping	U.K. Operations	U.S. Concrete Waste Management Services	Other
As Previously Reported
Net income (loss)	$(1,100)	$(100)	$2,812	$4,862
Income tax expense (benefit)	(390)	(40)	968	105
Depreciation and amortization	10,374	1,827	2,035	213
EBITDA	15,063	2,380	5,815	5,180
Other Adjustments	(1,505)	812	737	-
Adjusted EBITDA	14,688	3,186	6,547	625

Recast Adjustment
Net income (loss)	$307	$-	$-	$(307)
Income tax expense (benefit)	105	-	-	(105)
Depreciation and amortization	213	-	-	(213)
EBITDA	625	-	-	(625)
Other Adjustments	1,511	(774)	(737)	-
Adjusted EBITDA	2,136	(774)	(737)	(625)

Current Report As Adjusted
Net income (loss)	$(793)	$(100)	$2,812	$4,556
Income tax expense (benefit)	(284)	(40)	968
Depreciation and amortization	10,587	1,827	2,035
EBITDA	15,688	2,380	5,815	4,556
Other Adjustments	6	38	-
Adjusted EBITDA	16,824	2,412	5,810	-

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income Continued

	Net Income		Adjusted EBITDA
	Three Months Ended January 31,		Three Months Ended January 31,
(in thousands, except percentages)	2024	2023	2024	2023	$ Change	% Change
U.S. Concrete Pumping	$(6,845)	$(793)	$10,706	$16,824	$(6,118)	-36.4%
U.K. Operations	484	(100)	3,202	2,412	790	32.8%
U.S. Concrete Waste Management Services	2,405	2,812	5,373	5,810	(437)	-7.5%
Other	130	4,556	-	-	-	0.0%
Total	$(3,826)	$6,475	$19,281	$25,046	$(5,765)	-23.0%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share

Q2 2022	$96	$6	$27	$22	$5	$0.10
Q3 2022	$105	$13	$30	$19	$11	$0.22
Q4 2022	$115	$9	$36	$48	$(12)	$0.14
Q1 2023	$94	$6	$25	$15	$10	$0.11
Q2 2023	$108	$6	$29	$16	$13	$0.09
Q3 2023	$120	$10	$35	$5	$30	$0.18
Q4 2023	$120	$9	$36	$8	$28	$0.16
Q1 2024	$98	$(4)	$19	$16	$3	$(0.08)

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2]Information on M&A or growth investments included in net capital expenditures have been included for relevant quarters below:

*Q2 2022 capex includes approximately $11 million M&A and $5 million growth investment.
*Q3 2022 capex includes approximately $7 million growth investment.
*Q4 2022 capex includes approximately $31 million M&A and $13 million growth investment.
*Q1 2023 capex includes approximately $3 million growth investment.
*Q2 2023 capex includes approximately $6 million M&A and $1 million growth investment.
*Q3 2023 capex includes approximately $3 million growth investment.
*Q4 2023 capex includes approximately $3 million growth investment.
*Q1 2024 capex includes approximately $3 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income to Reported EBITDA to Adjusted EBITDA

	Three Months Ended January 31,
(dollars in thousands)	2024	2023
Consolidated
Net income (loss)	$(3,826)	$6,475
Interest expense and amortization of deferred financing costs	6,463	6,871
Income tax expense	(1,011)	644
Depreciation and amortization	14,097	14,449
EBITDA	15,723	28,439
Stock based compensation	536	1,140
Change in fair value of warrant liabilities	(130)	(4,556)
Other expense (income), net	(39)	(21)
Other adjustments(1)	3,191	44
Adjusted EBITDA	$19,281	$25,046

U.S. Concrete Pumping
Net income (loss)	$(6,845)	$(793)
Interest expense and amortization of deferred financing costs	5,754	6,178
Income tax expense	(2,103)	(284)
Depreciation and amortization	10,230	10,587
EBITDA	7,036	15,688
Stock based compensation	536	1,140
Other expense (income), net	(19)	(10)
Other adjustments(1)	3,153	6
Adjusted EBITDA	$10,706	$16,824

U.K. Operations
Net income (loss)	$484	$(100)
Interest expense and amortization of deferred financing costs	709	693
Income tax expense	176	(40)
Depreciation and amortization	1,808	1,827
EBITDA	3,177	2,380
Other expense (income), net	(13)	(6)
Other adjustments	38	38
Adjusted EBITDA	$3,202	$2,412

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the three months ended January 31, 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.

	Three Months Ended January 31,
(dollars in thousands)	2024	2023
U.S. Concrete Waste Management Services
Net income	$2,405	$2,812
Income tax expense	916	968
Depreciation and amortization	2,059	2,035
EBITDA	5,380	5,815
Other expense (income), net	(7)	(5)
Adjusted EBITDA	$5,373	$5,810

Other
Net income	$130	$4,556
EBITDA	130	4,556
Change in fair value of warrant liabilities	(130)	(4,556)
Adjusted EBITDA	$-	$-

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	January 31,	April 30,	July 31,	October 31,	January 31,
(in thousands)	2023	2023	2023	2023	2024
Senior Notes	375,000	375,000	375,000	375,000	375,000
Revolving loan draws outstanding	50,247	60,947	35,699	18,954	13,021
Less: Cash	(4,049)	(6,643)	(11,532)	(15,861)	(14,688)
Net debt	$421,198	$429,304	$399,167	$378,093	$373,333

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024
Consolidated
Net income	$6,475	$5,588	$10,336	$9,391	$(3,826)
Interest expense and amortization of deferred financing costs	6,871	7,348	7,066	6,834	6,463
Income tax expense (benefit)	644	1,465	3,318	3,345	(1,011)
Depreciation and amortization	14,449	14,721	14,707	14,789	14,097
EBITDA	28,439	29,122	35,427	34,359	15,723
Transaction expenses	3	24	5	29	-
Stock based compensation	1,140	1,064	934	709	536
Change in fair value of warrant liabilities	(4,556)	(1,172)	(911)	(260)	(130)
Other expense (income), net	(21)	(13)	(262)	(34)	(39)
Other adjustments(1)	41	(192)	(277)	1,002	3,191
Adjusted EBITDA	$25,046	$28,833	$34,916	$35,805	$19,281

(1) See note above.